EXHIBIT 21


                          SUBSIDIARIES OF INTERDIGITAL


                Company                        State of Incorporation
                -------                        ----------------------

     Digital Cellular Corporation                   Pennsylvania
     InterDigital Finance Corporation               Delaware
     InterDigital Mobilecom, Inc.                   New York
     InterDigital Technology Corporation            Delaware
     InterDigital SE Asia, Ltd.                     Pennsylvania
     InterDigital Telecom, Inc.                     New York
     Universal Service Telephone Corp.              Nevada
     USTC Supply Corporation                        Nevada
     USTC World Trade Corporation                   Nevada
     Wireless Digital Networks, Inc.                Pennsylvania